The amendment adopted by Customers Bancorp, Inc. to add a new Article Eighteenth, set forth in full, is as follows:

“EIGHTEENTH: In an election of directors of the Corporation, the following shall apply:

In an election of directors of the Corporation that is not a contested election (as defined in this Article EIGHTEENTH), each share of capital stock of the Corporation entitled to vote in an election of directors shall be entitled to vote “for” or “against” or to abstain from voting for each nominee for election as a director.

Subject to the rights of any class or series of stock entitled to elect members of the board of directors of the Corporation, in an election of directors of the Corporation that is not a contested election, to be elected as a director, a nominee for election as a director must receive the affirmative vote of a majority of the votes cast with respect to the election of that nominee. For purposes of this Article EIGHTEENTH, the “affirmative vote of a majority of the votes cast” means that the number of shares voted “for” must exceed the number of shares voted “against” with respect to the election of that nominee. For the avoidance of doubt, abstentions and broker non-votes will not be included in the votes cast.

Subject to the rights of any class or series of stock entitled to elect members of the board of directors of the Corporation, in an election of directors of the Corporation that is a contested election, the nominees for election as directors of the Corporation receiving the highest number of affirmative votes shall be elected.

For purposes of this Article EIGHTEENTH, a “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected. The determination of the number of candidates for purposes of this Article EIGHTEENTH shall be made by the Secretary of the Corporation as of (i) the expiration of the time fixed by the Corporation’s bylaws (as then in effect) for advance notice by a shareholder of an intention to nominate candidates for election as directors of the Corporation or (ii) in the absence of such an advance notice provision, at a time publicly announced by the board of directors which is not more than 14 days before notice is given of the meeting of shareholders of the Corporation at which the election is to occur. The determination that an election is a “contested election” for purposes of this Article EIGHTEENTH shall be determinative only as to the timeliness of a notice of an intention to nominate candidates for election as directors and not otherwise as to the validity of such notice.

If a nominee for director who is an incumbent director standing for re-election is not elected and no successor has been elected at the meeting of the shareholders of the Corporation with respect to such nominee’s election, such director shall promptly tender his or her resignation to the board of directors. Such resignation shall be contingent only upon acceptance of the resignation by the board of directors. The Nominating and Governance Committee of the board of directors shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall act on the tendered resignation, taking into account the recommendation of the Nominating and

Governance Committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the resignation tendered by the director and the rationale for the determination by the board of directors within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the board of directors in making its determination, may each consider any factors or other information that the Nominating and Governance Committee and the board of directors, as applicable, considers appropriate and relevant under the circumstances. The director tendering his or her resignation pursuant to this Article EIGHTEENTH shall not participate in the recommendation of the Nominating and Governance Committee or the determination of the board of directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the board of directors, such director shall continue to serve until the next annual meeting at which the class of directors of which such director is a member stands for election and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

If a director’s resignation is accepted by the board of directors pursuant to this Article EIGHTEENTH, or if a nominee for director is not elected and such nominee is not an incumbent director standing for re-election, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article EIGHTH hereof and Article Four, Section 4.04 of the Corporation’s Amended and Restated Bylaws, as amended (or successor provision), or may decrease the size of the Board of Directors pursuant to the provisions of Article EIGHTH hereof and Article Four, Section 4.03 of the Corporation’s Amended and Restated Bylaws, as amended (or successor provision).

To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary of the Corporation a written agreement, in the form provided by the Secretary of the Corporation that he or she will abide by the requirements of this Article EIGHTEENTH with respect to the obligation to tender his or her resignation under the conditions described in this Article EIGHTEENTH.”